Exhibit 12(c)

                          Entergy Louisiana, Inc.
        Computation of Ratios of Earnings to Fixed Charges and
 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                1997      1998      1999      2000      2001
Fixed charges, as defined:
Total Interest                                                 $128,900  $122,890  $117,247  $111,743  $116,076
  Interest applicable to rentals                                  9,203     9,564     9,221     6,458     7,951
                                                              -------------------------------------------------
Total fixed charges, as defined                                 138,103   132,454   126,468   118,201   124,027

Preferred dividends, as defined (a)                              22,103    20,925    16,006    16,102    12,374
                                                              -------------------------------------------------
Combined fixed charges and preferred dividends, as defined     $160,206  $153,379  $142,474  $134,303  $136,401
                                                              =================================================
Earnings as defined:

  Net Income                                                   $141,757  $179,487  $191,770  $162,679  $132,550
  Add:
    Provision for income taxes:
Total Taxes                                                      98,965   109,104   122,368   112,645    86,287
    Fixed charges as above                                      138,103   132,454   126,468   118,201   124,027
                                                              -------------------------------------------------
Total earnings, as defined                                     $378,825  $421,045  $440,606  $393,525  $342,864
                                                              =================================================
Ratio of earnings to fixed charges, as defined                     2.74      3.18      3.48      3.33      2.76
                                                              =================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                   2.36      2.75      3.09      2.93      2.51
                                                              =================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.